Exhibit 3(a)

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF SIBONEY CORPORATION

(As amended and restated to and including the date of the merger of Compumatix, Incorporated into Siboney Corporation, as provided in the Agreement and Articles of Merger, dated as of the 8th day of June 1967.)

        FIRST: We, the undersigned, Francis F. Bokern, whose post office address is 314 North Broadway, St. Louis, Missouri, Charles H. Holmes, whose post office address is 314 North Broadway, St. Louis, Missouri, and Frank L. Ungerott, whose post office address is 314 North Broadway, St. Louis, Missouri, each being at least 21 years of age, do, under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, associate ourselves as incorporators with the intention of forming a corporation.

        SECOND: The name of the corporation (which is hereinafter called the “Corporation”) is Siboney Corporation.

        THIRD: The purposes for which the Corporation is formed are:

To explore for, develop, extract, produce and sell petroleum, natural gas and minerals of every kinds; to manufacture and sell asphalt products; to produce and sell printed, filmed and taped education and instructional programs; to manufacture and sell equipment for education and instructional programs; to manufacture and sell lighting fixtures and equipment; and to carry on any other lawful business for profit which is authorized by the Board of Directors and which is proper for a corporation organized under the general corporation law of Maryland, and to enter into any transactions or perform any acts necessary or incidental to any of the foregoing.

        FOURTH: The post office address of the principal office of the Corporation in this state is First National Bank Building, Light and Redwood Streets, Maryland. The name of the resident agent of the Corporation in this state is The Corporation Trust Incorporated, a corporation of this state, and the post office address of the resident agent is First National Bank Building, Light and Redwood Streets, Baltimore, Maryland.

        FIFTH: (a) The total number of shares of stock of all classes of which the Corporation has authority to issue is Twenty One Million Three Hundred Sixty Six Thousand Six Hundred Ninety Four (21,366,694) shares, divided into Twenty Million (20,000,000) shares of Common Stock of the par value of ten cents ($.10) each, and of the aggregate par value of Two Million Dollars ($2,000,000) (the “Common Stock”), Three Hundred Sixty Six Thousand Six Hundred Ninety Four Dollars ($366,694) (the “$.55 Preferred Stock”) and One Million (1,000,000) shares of Preferred Stock of the par value of One Dollar ($1.00) each, and of the aggregate par value of One Million Dollars ($1,000,000) (the “Preferred Stock”). The aggregate par value of all such shares of all classes hereby authorized is Three Million Three Hundred Sixty Six Thousand Six Hundred Ninety Four Dollars ($3,366,694). No holder of the stock of any class shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock, of any class or series, whether now or hereafter authorized, or of any bonds, debentures or other securities convertible into stock, of any class or series; and any and all such pre-emptive rights are hereby expressly denied to the stock of all classes.

        (b) A description of the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, the $.55 Preferred Stock, the Preferred Stock and the Common Stock are as follows:

$.55 PREFERRED STOCK

A. Dividend Rights

        The holders of the $.55 Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any assets of the Corporation legally available therefor, dividends in cash at the rate of $.55 per annum, payable $.27½ semi-annually on the last day of June and December in each year, beginning June 30, 1969, which dividends shall accrue and cumulate in the fiscal year ending prior thereto. The amount earned for each fiscal year shall be the net income shown on the certified consolidated financial statements of the Corporation contained in its annual report.

B. Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the $.55 Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, an amount equal to the redemption price as set forth in Subheading C below, together with all accrued and unpaid dividends to the extent accumulated thereon. Payment to the holders of the $.55 Preferred Stock shall be made before any distribution of assets shall be made to the holders of the Common Stock or ay other stock ranking junior to the $.55 Preferred Stock with respect to liquidation rights. After such amounts shall have been paid or irrevocably set aside for payment in full to the holders of the $.55 Preferred Stock, they shall be entitled to no further payment or distribution other than from any such fund so irrevocable set aside. If upon such liquidation, dissolution or winding up, the assets then distributable to the holders of the $.55 Preferred Stock shall be insufficient to permit the payment to all such holders of the full preferential amounts aforesaid, then such assets shall be distributed among the holders of the $.55 Preferred Stock proportionally to the number of shares held.

        The liquidation, dissolution, or winding up of the Corporation, as such terms are used in the foregoing paragraph, shall not be deemed to include any consolidation or merger of the Corporation with or into any one or more other corporation, or the sale of all or any assets of the Corporation.

        There shall be no restrictions on any surplus account, whether capital surplus, earned surplus or other, by reason of the excess of the liquidation preference of the $.55 Preferred Stock over the par value thereof.

C. Redemption Provisions

        The $.55 Preferred Stock shall not be redeemable prior to August 1, 1972. Thereafter, the $.55 Preferred Stock may be redeemed at any time or from time to time, in whole or in part, at the option of the Corporation expressed by resolution of the Board of Directors. The redemption price per share of the $.55 Preferred Stock shall be an amount equal to the $10 per share plus all accrued and unpaid dividends to the extent of any accumulation thereof under paragraph A hereof to the redemption date set for such stock.

        Notice of every such redemption shall be given at least 45 days prior to the date fixed for such redemption to the holders of record of the shares so to be redeemed and shall be sufficiently given if the Corporation shall (a) cause a copy thereof to be mailed to such holders of record at their respective addresses as shown by the books of the Corporation by first class mail, postage pre-paid; provided, however, that failure to mail such notice to one or more holders shall not affect the validity of such redemption as to other such holders, and (b) cause a notice thereof to be published once in a daily newspaper in the City of St. Louis, Missouri, and in the City of New York, New York.

        In case of redemption of a part only of the $.55 Preferred Stock at the time outstanding, the Corporation shall select by lot the shares so to be redeemed. The Board of Directors shall have full power and authority to prescribe the manner in which the selection by lot shall be conducted and, subject to the limitations and provisions herein contained, the terms and conditions upon which any shares of the $.55 Preferred Stock shall be redeemed from time to time.

        If such notice of redemption shall have been duly given, and if on or before the redemption date specified therein all funds necessary for such redemption shall be and continue to be available for payment on and after the redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, the shares so called for redemption shall, on and after such redemption date, no longer be deemed to be outstanding, and all rights with respect to such shares shall terminate on such redemption date, except only the right of the holders of such stock to receive the amount payable on redemption, without interest upon surrender of the certificates representing the said stock.

        If such notice of redemption shall have been given, or if the Corporation shall have granted to the bank or trust company hereinafter referred to irrevocable authorization promptly to give or complete notice, and if on or before the redemption date specified therein, the funds necessary for such redemption shall have been deposited into trust for the pro rata benefit of the holders of the shares so called for redemption with a bank or trust company in good standing designated in such notice having capital, surplus and undivided profits aggregating at least Ten Million Dollars ($10,000,000) according to its then latest published Statement of Condition, then notwithstanding that such deposit shall have been made less than 45 days after the notice of redemption, and that the certificates for shares so called for redemption shall not have been surrendered for cancellation, from and after such deposit (or from and after the redemption date if such notice of redemption shall fail to state that the holders of the shares so called for redemption may receive their redemption price at any time after such deposit) all shares of the $.55 Preferred Stock with respect to which such deposit shall have been made shall no longer be deemed to be outstanding, and all rights with respect to such shares shall forthwith terminate, except only the right of the holders of the certificates therefor, upon surrender thereof, to receive the redemption price for such shares out of the funds so deposited without interest and the right, if any, to convert or exchange shares thereof for shares of the Common Stock. Any funds so deposited, which are applicable to shares which are converted, shall be promptly released or repaid to the Corporation. Any funds so deposited, and unclaimed at the end of six years from the redemption date, shall be released or repaid to the Corporation, after which the certificate holders entitled to such funds shall look only to the Corporation for payment thereof, without interest.

        Shares of the $.55 Preferred Stock which shall have been redeemed as aforesaid shall be cancelled and shall not be reissued, and the Corporation shall from time to time cause all such shares to be retired in the manner provided by law.

D. Voting Rights

        The holders of the $.55 Preferred Stock shall, subject to the provisions of the By-Laws of the Corporation and the General Corporation Law of the State of Maryland relating to the fixing of a record date, be entitled to one vote for each such share held by them respectively, for the election of directors and for all other purposes.

        If and when the Corporation shall be in default in the payment in whole or in part of each of two semi-annual dividends (whether or not consecutive) which have accrued under Section A hereof on the $.55 Preferred Stock, whether or not declared, the holders of the outstanding $.55 Preferred Stock, voting separately as a single class, shall become entitled to elect two directors of the Corporation to serve in addition to the directors elected by all of the stockholders. Such rights to elect additional directors shall be in addition to the regular voting rights and may be exercised at any annual meeting of stockholders or, within the limitation hereinafter provided, at a special meeting of stockholders held for such purposes. If such default shall occur more than 90 days preceding the date of the next annual meeting of stockholders as fixed by the By-Laws of the Corporation, then a special meeting of the holders of the $.55 Preferred Stock shall be called by the Secretary of the Corporation upon the written request of the holders of not less than 10% of the $.55 Preferred Stock then outstanding, such meeting to be held within 60 days after the delivery to the Secretary of such request. Such additional directors, whether elected at an annual meeting or at a special meeting, shall serve until the next annual meeting and until their successors shall be duly elected and qualified, unless their term shall sooner terminate pursuant to the provisions of this paragraph. At any meeting for the purpose of electing such additional directors, the holder of the 35% of the $.55 Preferred Stock then outstanding shall constitute a quorum, and any such meeting shall be valid notwithstanding that a quorum of the outstanding shares of any other class or classes shall not be present or represented thereat. At the time of any such meeting at which a quorum shall be present, the number of directors constituting the whole Board of Directors shall be deemed to be increased by two. If a vacancy shall occur in the Board of Directors by reason of the death, resignation or inability to act of any such additional director, such vacancy shall be filled only by the vote of the holders of the $.55 Preferred Stock voting separately as a single class, at an annual meeting of stockholders or at a special meeting of the holders of the $.55 Preferred Stock requested, called and held in the same manner as the special meeting hereinabove referred to. If and when all dividends in default on the $.55 Preferred Stock shall have been paid or irrevocably set aside for payment, the right of the holders of the $.55 Preferred Stock as a class to elect directors shall then cease, and if any directors were elected by the holders of the $.55 Preferred Stock as a class, the term of such director shall thereupon terminate, and the number of directors constituting the whole Board of Directors shall be reduced by the number of such additional directors. The above provisions for the vesting of such voting right in the holders of the $.55 Preferred Stock as a class shall apply, however, in case of any subsequent default as provided for in this paragraph.

E. Conversion Rights

        The shares of the $.55 Preferred Stock shall be convertible at the option of the respective holders thereof at any time at the office of the transfer agent for the $.55 Preferred Stock, and at such other place or places, if any, as the Board of Directors of the Corporation (hereinafter called the Board) may determine, into fully paid and nonassessable shares (calculated to the nearest 1/100 of a share) of Common Stock at the following prices (taking the $.55 Preferred Stock at $10 per share):

        $.75 per share if converted on or before August 1, 1971;
        $1.00 per share if converted after August 1, 1971 but on or before August 1, 1974;
        $1.25 per share if converted after August 1, 1974.

provided, however, that in case of the redemption of any shares on $.55 Preferred Stock, such right of conversion shall cease and terminate, as to the shares called for redemption, at the close of business on the date fixed for redemption, unless default shall be made in the payment of the redemption price. The price at which shares of Common Stock are deliverable in exchange for shares of $.55 Preferred Stock upon conversion thereof is hereinafter referred to as the “conversion price” of the $.55 Preferred Stock. The conversion price shall be subject to adjustment from time to time in certain instances of any one or more of the events hereinafter specified, the conversion price then in effect shall be changed by five cents or more, but any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with any adjustments so carried forward, amounts to five cents or more per share of Common Stock. Upon adjustment of any conversion price as hereinafter provided, each of the higher conversion prices to go into effect thereafter shall also be correspondingly adjusted in the same proportion so as to maintain the same relative increase in subsequent conversion prices at the dated indicate above. Upon conversion the Corporation shall make no payment or adjustment on account of dividends accrued or in arrears on the $.55 Preferred Stock surrendered for conversion.

        Whenever reference is made in this Section E to the issue of shares of Common Stock, the term “Common Stock” shall mean any stock of any class of the Corporation other than preferred stock with a fixed limit on dividends and a fixed amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The Common Stock issuable upon conversion of $.55 Preferred Stock shall, however, be the Common Stock, of the par value of $.10 per share, of the Corporation as authorized hereunder, except as otherwise provided in subdivision (d) of this Section E.

        Before any holder of the $.55 Preferred Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates for such $.55 Preferred Stock at the office of said transfer agent or at such other place or places, if any, as the Board of Directors may determine, which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank, and shall give written notice to the Corporation at said office that he elects so to convert said $.55 Preferred Stock, and shall state in writing therein the name or names in which he wishes the certificate or certificates of Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such $.55 Preferred Stock and the Corporation, whereby the holder of such $.55 Preferred Stock shall be deemed to subscribe for the amount of Common Stock which he shall be entitled to receive upon such conversion, and, in satisfaction of such subscription, to deposit the $.55 Preferred Stock to be converted and to release the Corporation from all liability thereunder, and thereby the Corporation shall be deemed to agree that the amount paid to it for such $.55 Preferred Stock, together with the surrender of the certificate or certificates therefor and to extinguishment of liability thereon, shall constitute full payment of such subscription for Common Stock to be issued upon such conversion.

        The Corporation will, as soon as practicable after such deposit of certificates for $.55 Preferred Stock accompanied by the written notice and the statement above prescribed, issue and deliver at the office of said transfer agent to the persons for whose account such $.55 Preferred Stock was so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter stated, if not evenly convertible. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the $.55 Preferred Stock to be converted and the person of persons entitled to receive the Common Stock issuable upon conversion of such $.55 Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date. The Corporation shall not be required to convert, and no surrender of $.55 Preferred Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of $.55 Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such $.55 Preferred Stock was surrendered, and at the conversion price in effect at the date of such surrender.

        The conversion price of $.55 Preferred Stock shall be subject to adjustment from time to time as follows:

        (a) In case the Corporation shall at any time from time to time issue any shares of its Common Stock (other than shares of Common Stock issued upon conversion of the $.55 Preferred Stock and other than shares of Common Stock issued upon exercise of options, qualifying as restricted stock options under the Internal Revenue Code, now or hereafter granted to officers or employees of the Corporation or any subsidiary thereof) without consideration or for a cash consideration per share less than the conversion price in effect immediately prior to the time of such issue, then forthwith upon such issue, said conversion price shall (until another such issue) be reduced to a price (calculated to the nearest cent)

determined in dividing (1) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue, multiplied by the then existing conversion price, and (y) the consideration, if any, received by the Corporation upon such issue. For the purposes of this Section E, the number of shares of Common Stock outstanding, at any given time, shall not include shares in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates representing fractional interests with respect to Common Stock.

        For the purpose of this subdivision (a), the following provisions shall also be applicable:

        (1) In case the Corporation shall in any manner offer after June 30, 1967 any rights to subscribe for or to purchase Common Stock, or grant any options for the purchase of Common Stock (other than qualified stock options granted to officers or employees of the Corporation or any subsidiary thereof), at a price in cash less than the conversion price in effect immediately prior to the time of the offering of such rights or the granting of such option, as the case may be, all shares of Common Stock which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed to be issued and outstanding as of the date of the offering of such rights or the granting of such option, as the case may be, and the minimum aggregate cash consideration named in such rights or options for the shares of Common Stock covered thereby; plus the cash consideration received by the Corporation for such rights or options, shall be deemed to be the consideration actually received by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be), for the issue of such shares.

        (2) In case the Corporation shall in any manner issue for cash any stock (other than the $.55 Preferred Stock) or obligations directly or indirectly convertible into or exchangeable for Common Stock and the price per share for which Common Stock is deliverable upon such conversion or exchange (determined by dividing (1) the total amount received or receivable by the Corporation in consideration for the issue of such convertible stock or obligations, plus the total amount of premiums, if any, payable to the Common Stock necessary to effect the conversion or exchange of all such convertible stock or obligations) shall be less than the conversion price in effect immediately prior to the time of such issue, then there shall be deemed to be issued and outstanding (as of the date of issue of such convertible stock or obligations) the total maximum number of shares of Common Stock necessary to effect the exchange or conversion of all such convertible stock or obligations, and the gross amount received or receivable by the Corporation in consideration for the issue of such convertible stock of obligations, plus the minimum aggregate amount of premiums, if any, payable to the Corporation upon exchange or conversion, shall be deemed to be the consideration actually received (as of the date of the issue of such convertible stock or obligations) for the issue of such Common Stock.

        (3) In case any dividends on the Common Stock of the Corporation payable in Common Stock shall be declared or paid by the Corporation, the Common Stock so issued shall be deemed to have been issued without consideration.

        (4) In the case of an issue of additional shares of Common Stock for case, the consideration received by the Corporation therefor shall be deemed to be the amount of cash received for such shares, excluding cash received on account of accrued interest or accrued dividends but before deducting therefrom any and all commissions and expenses paid by the Corporation for any underwriting of, or otherwise in connection with, the issue of such shares. If any shares of Common Stock shall be issued for a consideration other than cash or for a consideration a part of which is other than cash, then, for the purposes of this subdivision (a), the consideration other than cash received by the Corporation shall be deemed to have the fair value as established by the Board of Directors of the Corporation.

        (5) In case of the issue at any time of additional shares of Common Stock in payment of any dividends upon any preferred stock of the Corporation, the Corporation shall be deemed to have received for such shares a consideration equal to the amount of such dividends so paid.

        (6) Neither the purchase or other acquisition by the Corporation of any Common Stock nor the sake or other disposition by the Corporation of any Common Stock at any time theretofore purchased or otherwise acquired by it shall effect any adjustment of the conversion price or be taken into account in computing any such subsequent adjustment of the conversions price.

        (b) In case the Corporation shall at any time issue any shares of its Common Stock in subdivision of outstanding shares of Common Stock, by reclassification or otherwise, the conversion price then in effect shall be reduced proportionately, and in like manner, in case of any combination of shares of Common Stock by reclassification or otherwise, the conversion prices then in effect shall be proportionately increased.

        (c) Whenever the conversion price is adjusted, as herein provided, the Corporation shall forthwith file with the transfer agent for the $.55 Preferred Stock a statement signed by the President or one of the Vice Presidents of the Corporation and by its Treasurer or an Assistant Treasurer, stating the adjusted conversion price determined as provided herein. Such statement shall show in detail the facts requiring such adjustment, including a statement of the consideration received by the Corporation for any additional stock issued. Whenever the conversion price is adjusted, the Corporation will forthwith cause a notice stating the adjustment and the conversion price to be mailed to the respective holders of record of the $.55 Preferred Stock. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed and published under the provisions of subdivision (e) hereof.

        (d) In case of any capital reorganization of any reclassification of the capital stock of the Corporation or in case of the consolidation or merger of the Corporation with another corporation, each share of $.55 Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such consolidation or merger, as the case may be, to which the Common Stock of the Corporation, deliverable upon conversion of such share of $.55 Preferred Stock, would have been entitled upon such capital reorganization, reclassification of capital stock, consolidation or merger, and, in any such case, appropriate adjustment (as determined by the Board of Directors to be fair and reasonable) shall be made in the application of the provisions herein set forth with respect to rights and interests thereafter of the holders of the $.55 Preferred Stock, to the end that the provisions set forth herein (including the specified changes in and other adjustments of the conversion price) shall be applicable as near as reasonably may be, in relation to any shares or other property thereafter deliverable upon the conversion of the $.55 Preferred Stock.

        (e) In case at any time:

                         (i) the Corporation shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock; or

                         (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other rights; or

                         (iii) the consolidation or merger of the Corporation with another corporation shall be proposed by the Corporation;

then and in any one or more of said cases, the Corporation shall cause at least ten days’ prior notice to be mailed to the transfer agent for the $.55 Preferred Stock and to the holders of record of the outstanding $.55 Preferred Stock of the date on which (x) the books of the Corporation shall close, or a record be taken for such stock dividend, distribution or subscription rights, or (y) such consolidation or merger shall take place, as the case may be. Such notice shall also specify the date as of which holders of Common Stock of record shall participate in said dividend, distribution or subscription of rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such consolidation or merger as the case may be.

        (f) All shares of $.55 Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares shall forthwith cease and determine except only the right of the holders, thereof to receive Common Stock in exchange therefor. Any shares of the $.55 Preferred Stock so converted shall be permanently retired and shall not be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized $.55 Preferred Stock accordingly.

        (g) No fractional shares of Common Stock shall be issued upon conversion of $.55 Preferred Stock. If any fraction of a share of Common Stock would, except for the provisions of this paragraph, be issuable on the conversion of any $.55 Preferred Stock, the Corporation shall make adjustments therefor by payment in cash, in respect to such fraction, of an amount equal to the current market value of such fraction computed on the basis of the last sales price of the Common Stock on the American Stock Exchange on the last business day prior to the date of conversion, or, if there shall not have been a sale on such last business day, on the basis of the average of the closing bid and asked prices on such Exchange on such last business day, or, if the Common Stock shall not be listed on such Exchange, then such value shall be computed on such basis as the Board of Directors from time to time approve.

        (h) No payment or adjustment shall be made upon any conversion on account of any accrued dividends on the $.55 Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issuable on such conversion.

        (i) A number of shares of the authorized Common Stock sufficient to provide for the conversion of all of the $.55 Preferred Stock outstanding upon the basis herein provided shall at all times be reserved for such conversion.

F. Special Provisions

        (a) So long as any shares of the $.55 Preferred Stock shall be outstanding, no dividends, other than dividends payable on stock ranking prior to or on a parity with the $.55 Preferred Stock, or dividends payable in junior stock, shall be paid or declared, nor shall any distribution be made on any junior stock nor shall any shares of any junior stock be acquired for a consideration by the corporation or by any subsidiary, unless dividends on the $.55 Preferred Stock for all the then past and for the then current divident periods, to the full extent the same are cumulative according to the Subheading C hereof, shall have been paid, or declared and set apart for payment.

        (b) So long as any shares of the $.55 Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative vote of the holders of at least fifty-one percent (51%) of the shares of the $.55 Preferred Stock at the time outstanding, given in person or by proxy, either at a special meeting call for the purpose, or at ay annual meeting of stockholders if appropriate notice of such proposed action is given, at which the share of the $.55 Preferred Stock shall vote separately as a single class or, alternatively, without written consent of the holders of all of the shares of $.55 Preferred Stock at the time outstanding:

        1. Amend or repeal any of the provisions of the Articles of Incorporation of the Corporation so as to affect adversely the preferences, rights, powers or privileges or the $.55 Preferred Stock or the holders thereof; or

        2. Authorize or increase or issue any class or series of any class of the stock of the Corporation ranking prior to the $.55 Preferred Stock; provided, however, that no vote or consent of the holders of the $.55 Preferred Stock shall be required to issue any stock, regardless of priority if, (i) prior to or contemporaneously with the issuance thereof, provision has been made in accordance with the provisions hereof for the redemption of all of the $.55 Preferred Stock at the time outstanding or (ii) such event occurs prior to August 1, 1972 and less than 35,000 shares of the $.55 Preferred Stock are then outstanding.

        For the purposes of this Subheading F, the term “ranking prior to” the $.55 Preferred Stock shall have reference to a class or series of a class or series of a class of stock which is preferential to the $.55 Preferred Stock with respect to dividends or liquidation rights; the term “ranking on a parity with” the $.55 Preferred Stock shall have reference to a class or series of a class of stock which is equal to the $.55 Preferred Stock and any other class of stock of the Corporation not ranking prior to or on a parity with the $.55 Preferred Stock.

PREFERRED STOCK

        Subject to the provisions of the $.55 Preferred Stock, the Board of Directors shall have complete authority to classify or reclassify any unissued shares of Preferred Stock by fixing or altering in any one or more respects from time to time before issuance of such shares the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares.

COMMON STOCK

        1. Subject to the provisions of the $.55 Preferred Stock and of the Preferred Stock, dividends payable in cash, in the Common Stock of the Corporation or otherwise may be declared and paid on the shares of the Common Stock of the Corporation from time to time after January 1, 1969, but not before, out of any funds or property legally available therefor, and in the event of any such declaration or payment the holders of Common Stock of the Corporation shall be entitled, to the exclusion of the holders of the $.55 Preferred Stock and the Preferred Stock, to share therein.

        2. In the event of any liquidation, dissolution or winding up of the Corporation, after distribution and payment in full shall have been made to the holders of the $.55 Preferred Stock and the Preferred Stock in accordance with the terms thereof, the remainder of the assets, if any, of the Corporation shall be distributed pro rata among the holders of the Common Stock of the Corporation.

        3. The holders of the Common Stock shall, subject to the provisions of the By-Laws of the Corporation and the General Corporation Law of the State of Maryland relating to the fixing of a record date, be entitled to one vote for each such share held by them respectively, for the election of directors and for all other purposes.

        SIXTH: The number of Directors of the Corporation shall be nine, which number may be increased or decreased pursuant to the By-Laws of the Corporation and shall never be less than three. The names of the directors who shall act until the next annual meeting or until their successors are duly chosen and qualified are:

Dale J. Bertling	James H. Sheils
Frederick H. Bruenner	Jerome F. Tegeler
James F. Harris	Graham Walker
William Moss	Edward H. Weitzen
F. Charles Ruegg

        SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

        The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

        No holder of shares of stock of any class shall be entitled as a matter of right to subscribe or purchase or receive any part of the new or additional issue or shares of stock of any class or of securities convertible into shares of stock of any class, whether now or hereafter authorized or whether issued for money, for a consideration other than money or by way of dividend.

        Any director individually, or any firm of which any director may be a member, or any corporation or association of which any director may be an officer or director or in which any director may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided that in case a director or a firm of which a director is a member, is so interested, such fact shall be disclosed or shall have been known to the Board of Directors or a majority thereof. Any director of the Corporation who is also a director or officer of or interested in such other corporation or association, or who, or the firm of which he is a member, is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or association or not so interested or a member of a firm so interested. Any contract, transaction or act of the Corporation or of the directors which shall be ratified by a majority of a quorum of the stockholders having voting powers at any annual meeting, or at any special meeting called for such purpose, shall so far by law be as valid and as binding as though ratified by every stockholder of the Corporation.

        Notwithstanding any provision of law requiring a greater proportion than a majority of the votes of all classes or of any class of stock entitled to be case, to take or authorize any action, the Corporation may take or authorize such action upon concurrence of a majority of the aggregate number of the votes entitled to be case thereon.

        The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its charter, of any outstanding stock.

        EIGHTH: The duration of the Corporation shall be perpetual.

        IN WITNESS WHEREOF, we have signed these Articles of Incorporation on May 27, 1955.

WITNESS: /s/ Francis F. Bokern Francis F. Bokern	/s/ Charles R. Holmes Charles R. Holmes

WITNESS: /s/ A.L. Miller A.L. Miller	/s/ Frank L. Ungerott Frank L. Ungerott

STATE OF MISSOURI	)
	)	SS
CITY OF ST. LOUIS	)

        I HEREBY CERTIFY that on May 27, 1955, before me, the subscriber, a notary public of the State of Missouri, in and for the City of St. Louis, personally appeared Francis F. Bokern, Charles R. Holmes and Frank L. Ungerott, and severally acknowledged the foregoing Articles of Incorporation to be their act.

        WITNESS my hand and notarial seal the day and year last above written.

/s/ A.L. Miller Notary Public
(SEAL)	Commissioned within and for the County of St. Louis, Missouri, where this act was performed.

A.L. Miller
Notary Public

County of St. Louis, MO

ARTICLES OF AMENDMENT OF
SIBONEY CORPORATION

        Siboney Corporation, a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        The charter of the corporation is hereby amended as follows:

        Section (a) of the fifth article of the Amended and Restated Articles of Incorporation of Siboney Corporation shall be amended to increase the total number of authorized shares of stock from 21,366,694 to 101,366,694 shares and to increase the number of authorized shares of common stock, par value $0.10 per share, from 20,000,000 to 100,000,000 shares, by deleting the first paragraph of the fifth article in its entirety and replacing it with the following:

        “FIFTH: (a) The total number of shares of stock of all classes of which the Corporation has authority to issue is One Hundred One Million Three Hundred Sixty Six Thousand Six Hundred Ninety Four (101,366,694) shares, divided into One Hundred Million (100,000,000) shares of Common Stock of the par value of ten cents ($.10) each, and of the aggregate par value of Ten Million Dollars ($10,000,000) (the “Common Stock”), Three Hundred Sixty Six Thousand Six Hundred Ninety Four (366,694) shares of $.55 Convertible Preferred Stock of the par value $1 each, and of the aggregate par value of Three Hundred Sixty Six Thousand Six Hundred Ninety Four Dollars ($366,694) (the “$.55 Preferred Stock”) and One Million (1,000,000) shares of Preferred Stock of the par value of One Dollar ($1.00) each, and of the aggregate par value of One Million Dollars ($1,000,000) (the “Preferred Stock”). The aggregate par value of all such shares of all classes hereby authorized is Eleven Million Three Hundred Sixty Six Thousand Ninety Four Dollars ($11,366,694). No holder of the stock of any class shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock, of any class or series, whether now or hereafter authorized, or of any bonds, debentures or other securities convertible into stock, of any class or series; and any and all such preemptive rights are hereby expressly denied to the stock of all classes.”

        This amendment of the charter of the corporation has been approved by the directors and shareholders.

[signature page follows]

        We, the undersigned Chief Executive Officer and Secretary, swear under penalties of perjury that the foregoing is a corporate act.

/s/ Rebecca M. Braddock	/s/ Timothy J. Tegeler
Rebecca M. Braddock, Secretary	Timothy J. Tegeler, Chief Executive Officer

Siboney Corporation
325 N. Kirkwood Road, Suite 300
P.O. Box 221029
St. Louis, Missouri 63122